EXHIBIT 5


                      PROMOTIONAL SHARES ESCROW AGREEMENT

      THIS PROMOTIONAL SHARES ESCROW AGREEMENT ("Agreement"), which was entered into the 8th day of January 1998, by and between ASHA CORPORATION ("Issuer"), whose principal place of business is located at 600 C Ward Drive, Santa Barbara, California 93111, and GREENMOTORS LLC (the "Depositor"); and TRANSECURITIES INTERNATIONAL, INC. (the "Escrow Agent"), whose principal place of business is located at 2510 North Pines, Suite 202, Spokane, Washington 99206, all of whom are herein collectively referred to as "Signatories"), witnesses that:

      A. The Issuer has filed an application with the Securities Administrator of the State of Michigan ("Administrator") to register certain of its common stock for sale to public investors who are residents of that state in connection with a public offering that was closed on July 3, 1997 (the "Public Offering");

      B. The Depositor is in the process of purchasing 1,118,652 number shares of common stock of Issuer (the "Equity Securities") from Alain J-M Clenet and such shares are currently being held in escrow with the Escrow Agent pursuant to a Promotional Shares Escrow Agreement dated June 26, 1997; and

      C. As a condition to the purchase of the Equity Securities from Alain J-M Clenet, the Depositor must enter into this Agreement and agree to deposit the Equity Securities ("Promotional Shares") with the Escrow Agent; and

      D. The Signatories have agreed to be bound by the terms of this Agreement.

      THEREFORE, the Signatories agree as follows:

      1. DEPOSIT OF PROMOTIONAL SHARES. The Depositor's Promotional Shares have been deposited into an escrow account (the "Escrow") with the Escrow Agent, and the Escrow Agent hereby acknowledges the receipt thereof.

      2. TERM. The term of this Agreement and the Escrow shall begin on the date that the Depositor purchases the Promotional Shares from Mr. Alain J-M Clenet. The Promotional Shares shall be held by the Escrow Agent until they are released in accordance with Paragraph 3 below.

      3.    RELEASE OF PROMOTIONAL SHARES.

            A. Subject to the documentation requirements set forth in Paragraph 4 below, the Escrow Agent shall release the Promotional Shares in the following manner:

               (1) Beginning July 3, 1998, the Escrow Agent shall release at the end of each calendar quarter, commencing with the calendar quarter ending September 30, 1998, 27,966.3


NYFS11...:\92\56392\0003\1915\AGR1168M.530

(two and one-half percent (2-1/2%)) of the Promotional Shares held in escrow. All remaining Promotional Shares shall be released from escrow on July 3, 1999.

            B. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter (the term "Promoter" shall refer to the persons identified as Promoters on Exhibit A hereto), which results in the distribution of the Issuer's assets or securities ("Distribution"), while this Agreement remains in effect, the Depositor agrees that:

                  (1) All holders of the Issuer's Equity Securities will initially share on a pro rata per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their Equity Securities (provided that the Administrator has accepted the value of the other consideration), until the shareholders who purchased the Issuer's Equity Securities pursuant to the Public Offering ("Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of Equity Securities that they purchased pursuant to the public offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and

                  (2) All holders of the Issuer's Equity Securities shall thereafter participate on an equal, per share basis times the number of shares of Equity Securities they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like.

            C. The Distribution may proceed on lesser terms and conditions than the terms and conditions stated in Paragraph 3(b) above, if a majority of the Equity Securities that are not held by the Depositor, officers, directors or Promoters of the Issuer, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.

            D. In the event of dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Depositor's Promotional Shares shall remain in escrow subject to the terms of this Agreement.

            E. In the event that Promotional Shares in the Escrow become "Covered Securities," as such term is defined by the National Securities Markets Improvement Act of 1996, all Promotional Shares held in the Escrow shall be released.

      4.    DOCUMENTATION REGARDING THE RELEASE OF PROMOTIONAL SHARES.

            A. A written request for release of the Promotional Shares (a "Request for Release"), based upon Paragraph 3 above, shall be forwarded to the Escrow Agent and the Administrator.

            B. The Escrow Agent shall terminate the Agreement and/or release some or all of the Promotional Shares from Escrow if it has forwarded the proper documentation as required by Paragraph 4.a above ("proper documentation") reflecting compliance with the release provisions of Paragraph 3 above to the Administrator and either it has received the Administrator's consent to do so or the Administrator has not disallowed the termination of the Agreement and/or the release of some or all of the Promotional Shares from Escrow within ten (10) days after the Administrator's receipt of the proper documentation, whichever occurs first.

      5.    RESTRICTIONS ON THE TRANSFER, SALE OR DISPOSAL OF
PROMOTIONAL SHARES. While this Agreement is in effect, no Promotional Shares, any interest therein or any right or title thereto, may be sold, transferred, hypothecated or otherwise disposed of ("transfer" or "transferred"), except as noted below, and the Escrow Agent shall not recognize any transfer that violated the terms of this Agreement. The Promotional Shares may not be transferred until the Administrator has received a written statement, signed by the proposed transferee ("transferee"), which states that the transferee has full knowledge of the terms of this Agreement, the transferee accepts the Promotional Shares subject to the terms of this Agreement, and the transferee realizes that the Promotional Shares shall remain subject to the terms of the Agreement until they are released pursuant to Paragraph 3 above.

            A. Promotional Shares may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

            B. Promotional Shares of a deceased Depositor may be hypothecated to pay the expenses of the deceased Depositor's estate. The hypothecated Promotional Shares shall remain subject to the terms of this Agreement. Promotional Shares may not be pledged to secure any other debt.

      6. VOTING POWER. With the exception of' Paragraphs 3.b and c above, the Promotional Shares shall have the same voting rights as similar, non-escrowed Equity Securities.

      7. DIVIDENDS, STOCK SPLITS AND RECAPITALIZATIONS. All certificates representing stock dividends and shares resulting from stock splits of escrowed shares, recapitalizations and the like, that are granted to or received by the Depositor while his Promotional Shares are held in Escrow shall be deposited with and held by the Escrow Agent subject to the terms of this Agreement. Any cash dividends that are granted to or received by the Depositor while his Promotional Shares are held in the Escrow shall be promptly deposited with and held by the Escrow Agent subject to the terms of this Agreement unless such cash dividends are approved by a majority of the disinterested directors of the Issuer. The Escrow Agent shall invest cash dividends as directed by the Depositor.

      8. RELIANCE BY ESCROW AGENT. The Escrow Agent shall be protected if it acts in good faith upon any statement, certificate, notice, request, consent, order or other document which it believes to be genuine, conforms with the provisions of the Agreement and is signed by the proper party. The Escrow Agent's sole responsibility shall be to act in accordance with the terms expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless it receives reasonable indemnification and advancement of fees and costs. The Escrow Agent may consult counsel with respect to any question arising under this Agreement. The Escrow Agent shall not be liable for any action taken or omitted, in good faith, upon the advice of counsel in performing its duties hereunder. The Escrow Agent shall not be liable to anyone for any damage, loss, expenses or liability other than for that which arises from the Escrow Agent's failure to abide by the terms of this Agreement.

      9. ESCROW AGENT'S COMPENSATION. The Escrow Agent shall be entitled to receive reasonable compensation from the Issuer for its services hereunder.

      10. ESCROW AGENT'S INDEMNIFICATION. The Issuer and the Depositor agree to hold the Escrow Agent harmless from, and indemnify the Escrow Agent for, any cost or liability regarding any administrative proceeding, investigation, litigation, interpretation or implementation relating to this Agreement, including the release of Promotional Shares, the Distribution, and the disbursement of dividends, interest or proceeds, unless the cost or liability arises from the Escrow Agent's failure to abide by the terms of this Agreement.

      11.   INDEPENDENCE OF THE ESCROW AGENT.   The Issuer hereby represents
that all of its officers, directors and Promoters are listed on Exhibit A, which is attached hereto and made a part hereof. The Escrow Agent hereby represents that it is not affiliated with the Issuer, the Depositor, or the Issuer's officers, directors or Promoters who are named in Exhibit A. A bank may not be disallowed as an Escrow Agent merely because the Issuer, its officers, directors, or Promoters are its customers.

      12. SCOPE. This Agreement shall inure to the benefit of and be binding upon the Depositor, his heirs and assignees. and upon the Issuer, Escrow Agent, and their successors.

      13. SUBSTITUTE ESCROW AGENT. The Escrow Agent may, upon not less than sixty (60) days prior written notice to the Issuer, the Depositor and the Administrator, resign as the Escrow Agent. The Issuer and the Depositor shall, before the effective date of the Escrow Agent's resignation, enter into a new identical Escrow Agreement with a substitute Escrow Agent. The successor Escrow Agent must be satisfactory to the Administrator. If the Issuer and the

Depositor fail to enter into a new Escrow Agreement and appoint a successor Escrow Agent within sixty (60) days after the Escrow Agent has given notice of its resignation, the Escrow Agent then serving under this Agreement shall retain the Promotional Shares in escrow until a new, identical Escrow Agreement has been executed and a successor Escrow Agent has been appointed. The Escrow Agent shall not be liable for retaining the Promotional Shares in escrow.

      14. TERMINATION. Except for the compensation and indemnification provisions of Paragraphs 9 and 10 above, which shall survive until they are satisfied, this Agreement shall terminate in its entirety when all of the Promotional Shares have been released or the Issuer's Equity Securities and/or assets have been distributed pursuant to Paragraph 3 above.

      Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed the Agreement in the capacities, and on the dates, indicated.

      IN WITNESS WHEREOF, the Signatories have executed this Agreement.



                                    GREENMOTORS LLC

Date:       1/8/98                  By /s/Gary K. Duberstein
       ---------------                 ---------------------------------------
                                       Gary K. Duberstein, Vice President



                                    ASHA CORPORATION

Date:       1/8/98                  By: /s/John C. McCormack
       ---------------                 ---------------------------------------
                                        John C. McCormack, President


                                    By: /s/Steven E. Sanderson
                                       ---------------------------------------
                                        Steven E. Sanderson, Chief Financial
                                        Officer



                                    TRANSECURITIES INTERNATIONAL, INC.

Date:      1/8/98                   By: /s/Carolyn Tedesco,
       ---------------                 ---------------------------------------
                                        Name: Carolyn Tedesco
                                        Title:   President

                                    EXHIBIT A

                     OFFICERS, DIRECTORS AND PROMOTERS OF
                               ASHA CORPORATION



      Officers and Directors                    Promoters
      ----------------------                    ---------

      Alain J-M Clenet                          Alain J-M Clenet
      John C. McCormack                         Brian Chang
      Kenneth R. Black
      Steven E. Sanderson
      Sheila R. Ronis
      Robert J. Sinclair
      Lawrence Cohen